UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

Norwegian Cruise Line Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-35784	98-0691007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (305) 436-4000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Shipbuilding Contracts

On July 8, 2014, NCL Corporation Ltd. (the "Company") and Seahawk One, Ltd., each a subsidiary of Norwegian Cruise Line Holdings Ltd. ("Holdings"), entered into an agreement with Meyer Werft GmbH of Germany ("Meyer Werft") to build a new cruise vessel ("Breakaway-Plus Three") for delivery in the second quarter of 2018. The contract price is approximately €801 million and the Company has export credit financing, discussed below, in place which was arranged and underwritten by KfW IPEX-Bank GmbH of Germany.

On July 8, 2014, the Company and Seahawk Two, Ltd., each a subsidiary of Holdings, entered into a second agreement with Meyer Werft to build an additional new cruise vessel ("Breakaway-Plus Four," and together with Breakaway-Plus Three, the "Ships") for delivery in the fourth quarter of 2019. The contract price is approximately €801 million and the Company has export credit financing, discussed below, in place which was arranged and underwritten by KfW IPEX-Bank GmbH of Germany.

Credit Facilities

Overview

Seahawk One, Ltd. and Seahawk Two, Ltd. are each borrowers under separate credit agreements dated as of July 14, 2014, by and among the relevant borrower, KfW IPEX-Bank GmbH, as facility agent, CIRR agent, bookrunner, collateral agent and Hermes agent, certain other financial institutions from time to time party thereto as lenders, and the Company as guarantor (each such agreement is referred to as a "Credit Facility"). These two facilities, the purpose of which is to provide partial financing for the purchase of our new Ships, provide multi-draw term loan facilities for up to €665,995,880, or $906,287,194 based on the euro/U.S. dollar exchange rate as of July 11, 2014. The maturity date for each Credit Facility is the earliest of the twelfth anniversary of the delivery date of the relevant new Ship or eleven years and six months following the first scheduled repayment.

Availability

The loans under the Credit Facilities are or will be available for drawing to fund 80% of the installment and delivery payments on the construction contracts for the new Ships, and to fund 100% of the related Hermes insurance premium. As of July 14, 2014, there were no borrowings under each Credit Facility.

Interest Rate and Fees

The loans under the Credit Facilities bear interest at a per annum rate of (a) 3.92% or (b) at the relevant borrower's election, (i) 1.00% plus (ii) the Eurodollar Rate (as defined in the Credit Facilities) plus (iii) any mandatory costs.

In addition to paying interest on outstanding loans under our Credit Facilities, we are required to pay customary arrangement, agency and commitment fees.

Payments, Reductions and Prepayments

The loans under the Credit Facilities shall be repaid in full in twenty-four equal semi-annual installments beginning on the sixth month anniversary of the delivery date.

The borrowers under the Credit Facilities may voluntarily and permanently reduce the loan commitments under each Credit Facility, in whole or in part, at any time during specified periods. Drawings under each Credit Facility may be prepaid at any time subject to certain restrictions.

In addition, if the construction contract in respect to the relevant new Ship is terminated prior to the delivery date of such Ship, the outstanding loans under the relevant Credit Facility shall be repaid in full and the commitments thereunder shall be terminated.

The borrower under the relevant Credit Facility is required to prepay outstanding amounts under the facility upon the sale, total loss or other disposition of the Ship after the delivery date for the applicable new Ship.

Guarantee and Security

All obligations of the borrower under each Credit Facility will be guaranteed by the Company, and will be secured by a first priority perfected security interest in the equity of the borrower, a first lien ship mortgage on the relevant new Ship and by first priority assignments of certain interests related to such new Ship. In addition, 95% of the loans under each Credit Facility are guaranteed by Hermes, an agency of the Federal Republic of Germany.

The summaries for each of the shipbuilding contracts and the Credit Facilities do not purport to be complete and are qualified in their entirety by reference to the full text of each of the agreements which will be filed as exhibits to the Company's quarterly report on Form 10-Q for the period.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 under "Credit Facilities" above is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On July 14, 2014, Holdings issued a press release regarding the contracts for the Ships. A copy of the press release is furnished as Exhibit 99.1 to this report.

Exhibit 99.1 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated July 14, 2014

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Norwegian Cruise Line Holdings Ltd. (Registrant)
July 14, 2014 (Date)	/s/ WENDY A. BECK Wendy A. Beck Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated July 14, 2014